Exhibit 99.1


PRESS RELEASE                                          [ORDERPRO LOGISTICS LOGO]
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Contact:                                               FOR IMMEDIATE RELEASE
Patricia L. Green
Phone: (520) 575-5745
patg@orderprologistics.com


ORDERPRO LOGISTICS, INC. TAKES LEGAL ACTION AGAINST FORMER CEO

TUCSON, Ariz. -- (BUSINESS WIRE)-- August 02, 2004 -- OrderPro Logistics, Inc. (OTC BB: OPLO) announced today that it has filed a Complaint in Superior Court of Pima County, Arizona, against its former Chief Executive Officer, Richard Windorski. The Company is seeking damages and injunctive relief, as necessary. The Complaint alleges that Mr. Windorski engaged in numerous schemes related to issuance of the Company's shares, including receipt of kickbacks related to share issuances. The Complaint also alleges that Mr. Windorski diverted corporate funds without authorization for his personal benefit, and failed to account for such funds. The Complaint states that additional defendants, including the recipients of the improperly issued shares, may be named in the future.

"It is our intention to recover shares of Company stock issued illegally or improperly," stated Mr. Jeffrey M. Smuda, President and Chief Executive Officer of OrderPro Logistics, Inc. The Complaint alleges that "tens of millions" of shares may have been improperly issued. Mr. Smuda also stated, "We are pleased to have engaged the law firm of Lewis and Roca LLP to represent the Company in this lawsuit and to provide us with additional legal services. Lewis and Roca is one of the largest firms in Arizona and provides the legal resources needed to assist us with these challenging circumstances."

ABOUT ORDERPRO LOGISTICS, INC.

OrderPro Logistics, Inc. was created to capture the potential of the Internet in the transportation and logistics industry by employing new and innovative processes. OrderPro Logistics, Inc. can integrate every aspect of the customer shipping needs from order entry through successful delivery. Customer priorities, shipment integrity, best quality, and optimization of every load is the objective of supply chain management with OrderPro Logistics, Inc. lowering costs while adding value in process and service. For more information please visit www.orderprologistics.com.


Forward-Looking Statements: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and are subject to numerous known and unknown risks and uncertainties, which could cause the company's actual results to differ materially from those as indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and should review the company's SEC filings.

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